UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of Earliest Event Reported) – May 12, 2004

THE ULTIMATE SOFTWARE GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-24347	65-0694077

(Commission file number)	(I.R.S. Employer Identification No.)

2000 Ultimate Way, Weston, FL	33326

(Address of principal executive offices)	(Zip Code)

(954) 331 - 7000

(Registrant’s telephone number, including area code)

None

(Former name, former address and former fiscal year, if changed since last report)

ITEM 5. Other Events

     On May 12, 2004, The Ultimate Software Group, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which it agreed to sell 1,398,182 newly issued shares of its common stock, par value $0.01 per share (the “Common Stock”), to three institutional investors in a private placement for gross proceeds of approximately $15.4 million. The shares of Common Stock will be sold at $11.00 per share. After deducting commissions and expenses, the Company will receive approximately $14.3 million. The Company intends to use the proceeds for general corporate purposes, including working capital and funding the Company’s transition from a license model to a business model with a higher percentage of recurring revenues. The closing is subject to standard conditions.

     The offering of the shares of Common Stock was not registered under the Securities Act of 1933 and such shares may not be subsequently offered or sold by the investors in the United States absent registration or an applicable exemption from the registration requirements. The Company has agreed to file a registration statement covering resales of the Common Stock by investors.

     In connection with the Purchase Agreement, the Company and the institutional investors entered into a Registration Rights Agreement (the “Registration Rights Agreement”).

     The foregoing description of the Purchase Agreement and Registration Rights Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement and Registration Rights Agreement, copies of which are filed herewith as Exhibits 99.1 and 99.2, respectively, and are incorporated herein by reference.

     On May 12, 2004, the Company issued a press release announcing the foregoing transaction. A copy of the press release is filed herewith as Exhibit 99.3 and is incorporated herein by reference.

ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits

     (a) Exhibits

Number	Description
99.1	Form of Securities Purchase Agreement, by and among the Company and the purchasers named therein

99.2	Form of Registration Rights Agreement, by and among the Company and the purchasers named therein 2004

99.3	Press Release, dated May 12, 2004

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Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

The Ultimate Software Group, Inc.
Date: May 12, 2004	By:	/s/ Mitchell K. Dauerman
Mitchell K. Dauerman
Executive Vice President, Chief Financial Officer and Treasurer (Authorized Signatory and Principal Financial and Accounting Officer)

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